EXHIBIT 99.1

Company Contact:	Agency Contact:
Joseph W. Baty, Chief Financial Officer	Keith Lippert / Kirsten Chapman
(801) 975-5186	Lippert / Heilshorn & Associates
email: joeb@schiffnutrition.com	(212) 838-3777 / (415) 433-3777
www.schiffnutrition.com	email: KChapman@lhai.com

SCHIFF NUTRITION INTERNATIONAL, INC. ANNOUNCES
FISCAL 2010 FOURTH QUARTER AND YEAR-END RESULTS

Salt Lake City, Utah, July 20, 2010: Schiff Nutrition International, Inc., (NYSE: WNI), today announced results for the fiscal 2010 fourth quarter and year ended May 31, 2010.

Financial Results
Schiff Nutrition’s net sales were $49.3 million for the three months ended May 31, 2010, compared to $45.7 million for the same period in fiscal 2009.  For the fiscal 2010 fourth quarter, Schiff Nutrition reported net income of $2.4 million, or $0.08 per diluted share, compared to net income of $553,000, or $0.02 per diluted share, for the same period a year ago.

Schiff Nutrition’s net sales were $204.9 million for the fiscal year ended May 31, 2010, compared to $190.7 million for fiscal 2009.  For fiscal 2010, Schiff Nutrition reported net income of $18.4 million, or $0.64 per diluted share, compared to net income of $10.3 million, or $0.36 per diluted share, for fiscal 2009.

Bruce Wood, President and Chief Executive Officer, stated, “We were very pleased with our fourth quarter and full year results.  Fourth quarter net sales increased 7.7% versus the prior year period, driven by a significant increase in our branded sales.  We once again recorded significant fourth quarter over fourth quarter improvement in our gross profit and operating margins, and our strong cash position enabled us to return a $0.50 per share special dividend to our shareholders during the quarter.”

“Schiff® MegaRed® Krill Oil continued to deliver particularly strong growth.  We also continued to test branded growth initiatives, including the launch of our new Schiff Mega-D3™ product with certain customers.  Our flagship Move Free® brand net sales were stable over the full fiscal year in a competitively intense and growth challenged joint care category.”

Wood concluded, “Although we expect fiscal 2011 to be a challenging year overall, particularly for our private label business, we remain confident about our future prospects and expect to strengthen our financial and competitive position in the new fiscal year.  Our strong balance sheet provides us with the financial flexibility to invest in our business, fund new growth initiatives and explore acquisition opportunities.”

Conference Call Information
Schiff Nutrition International will hold a conference call today, July 20 at 11 a.m. ET.  The U.S. domestic access number is 866-356-3093.  International participants should dial 617-597-5381.  The participant pass code is 19943448.  Please call in approximately ten minutes in advance.  The conference call will be broadcast live over the Internet at http://www.schiffnutrition.com/press_conference_calls.asp, and the webcast will be available through August 16, 2010.  A replay of the call will be available by dialing 888-286-8010 for domestic callers and 617-801-6888 for international callers, and entering access code 72317422.  The telephone replay will be available through July 26, 2010.

About Schiff Nutrition
Schiff Nutrition International, Inc. develops, manufactures, markets and distributes branded and private label vitamins, nutritional supplements and nutrition bars in the United States and throughout the world.  To learn more about Schiff, please visit the web site www.schiffnutrition.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are based on management’s beliefs and assumptions, current expectations, estimates, and projections.  These statements are subject to known and unknown risks and uncertainties, certain of which are beyond the company’s ability to control or predict, and, therefore, actual results may differ materially.  Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date hereof. Schiff Nutrition disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.  You are cautioned not to place undue reliance on these forward-looking statements.

Important factors that may cause these forward-looking statements to be false include, but are not limited to: the level of customer and consumer acceptance of Move Free Advanced, MegaRed, and other branded products, the inability to gain or maintain market distribution for MegaRed or other new products, the entry of new branded and private label krill oil products into the market, the inability to successfully implement marketing and spending programs behind our Move Free, MegaRed and other branded products, the impact of raw material pricing (particularly relative to joint care products), availability (particularly relating to the limited number of krill oil suppliers), quality (particularly relating to joint care products and ingredients from suppliers outside the United States, including China) and potency, the mix between branded and private label products, the inability to grow or maintain branded and private label sales and/or margins in an increasingly competitive environment, the inability to successfully bid on new and existing private label business, litigation and government or administrative regulatory action in the United States and internationally, including FDA enforcement and challenges to marketing, advertising or product claims, adverse publicity regarding our nutritional supplements and/or their ingredients or the dietary supplement industry generally, the inability to enforce or protect our intellectual property rights against infringement, the inability to achieve cost savings and operational efficiencies, the inability to increase operating margins and increase revenues, dependence on individual products, dependence on individual customers, the impact of competitive products and pricing (including private label), market and industry conditions (including pricing, demand for products and level of trade inventories), the impact of clinical studies regarding our products or other nutritional supplements, particularly relating to the joint care category, the success of product development, the inability to obtain customer acceptance of new product introductions, changes in laws and regulations, the inability or increased cost to comply with or maintain good manufacturing practices for the dietary supplement industry, the inability or increased cost to obtain product liability and general insurance, the uncertainty of market acceptance of new products, the inability to find strategic transaction opportunities or the inability to successfully consummate or integrate a strategic transaction, changes in accounting standards, and other factors indicated from time to time in the company’s SEC reports, copies of which are available upon request from the company’s investor relations department or may be obtained at the SEC's web site (www.sec.gov).  These risks and uncertainties should be carefully considered before making an investment decision with respect to shares of our common stock.

– Tables to Follow –

SCHIFF NUTRITION INTERNATIONAL, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	May 31,		May 31,
	2010	2009	2010	2009
	(unaudited)

Net sales	$49,250	$45,736	$204,887	$190,691
Cost of goods sold	29,778	31,696	119,837	123,861

Gross profit	19,472	14,040	85,050	66,830
Operating expenses:
Selling and marketing	9,715	8,929	33,611	33,702
Other operating expenses	5,927	4,617	22,629	17,942
Total operating expenses	15,642	13,546	56,240	51,644

Income from operations	3,830	494	28,810	15,186
Other income (expense), net	(51)	105	(168)	761

Income before income taxes	3,779	599	28,642	15,947
Income tax expense	1,340	46	10,196	5,617

Net income	$2,439	$553	$18,446	$10,330

Weighted average common shares outstanding - diluted	29,098	28,618	28,928	28,638

Net income per share - diluted	$0.08	$0.02	$0.64	$0.36

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SCHIFF NUTRITION INTERNATIONAL, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

	May 31,
	2010	2009

Cash and cash equivalents	$31,768	$52,648
Available-for-sale securities	13,641	4,241
Receivables, net	19,732	20,716
Inventories	35,081	30,024
Other current assets	3,862	3,620

Total current assets	104,084	111,249

Property and equipment, net	13,882	13,920

Other assets, net	12,014	5,028

Total assets	$129,980	$130,197

Current liabilities	$24,667	$19,034

Long-term liabilities	4,865	1,470

Stockholders’ equity	100,448	109,693

Total liabilities & stockholders’ equity	$129,980	$130,197

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